Kinetik Reports Fourth Quarter and Full Year 2022 Financial and Operating Results and Provides 2023 Guidance
•Generated fourth quarter 2022 net income1 of $48.5 million and Pro Forma Adjusted EBITDA2,3,4 of $211.1 million
•Reported full year 2022 net income1 of $250.7 million, Pro Forma Adjusted EBITDA2,3,4 of $822.2 million, and Capital Expenditures5 of $284.0 million
•Issuing full year 2023 Adjusted EBITDA2,6 guidance of $800 million to $860 million and $490 million to $540 million of 2023 Capital Expenditures guidance (“2023 Guidance”), which is mainly comprised of mid-single-digit EBITDA build multiple projects with committed volumes, primarily benefiting 2024 Adjusted EBITDA
•Expect to exit 2023 at approximately 1.5 Bcf/d of processed natural gas volume, an approximately 20% increase compared to fourth quarter 2022
•Announcing expansion into Lea County, New Mexico underwritten by a new, long-term gathering and processing agreement with a substantial minimum volume commitment (“MVC”) from a large cap, investment grade counterparty
•Further strengthening the balance sheet with the Core Shareholders’ (as defined below) reinvestment of 100% of their 2023 dividends7 in additional shares of Kinetik Class A Common Stock under the existing Dividend Reinvestment Plan (“DRIP”)
•Announcing a $100 million share repurchase program (the “Repurchase Program”), with shares acquired under the program expected to be reissued under the DRIP
HOUSTON and MIDLAND, Texas, February 27, 2023 – Kinetik Holdings Inc. (NYSE: KNTK) (“Kinetik” or the “Company”) today reported financial results for the quarter and year ended December 31, 2022.
2022 Results and Commentary
For the three and twelve months ended December 31, 2022, Kinetik processed natural gas volumes of 1.26 Bcf/d and 1.20 Bcf/d, respectively, and reported net income including non-controlling interest of $48.5 million and $250.7 million, respectively. Kinetik generated Pro Forma Adjusted EBITDA2,3,4 of $211.1 million and $822.2 million for the three and twelve months ended December 31, 2022, respectively, Pro Forma Distributable Cash Flow (“DCF”)2,3,4 of $142.2 million and $616.2 million for the three and twelve months ended December 31, 2022, respectively, and Pro Forma Free Cash Flow (“FCF”)2,3,4 of $91.7 million and $371.8 million for the three and twelve months ended December 31, 2022, respectively.
Results benefited from increased volumes across both the Midstream Logistics and Pipeline Transportation segments as well as over $30 million of Adjusted EBITDA2 synergies from cost reductions, system optimization, and compression relocation projects. These benefits were partially offset by weaker commodity prices in the fourth quarter and the impact of Winter Storm Elliott, which temporarily resulted in lower gas and crude volumes across the system during the second half of December.

“We are extremely proud of the results we achieved in 2022,” said Jamie Welch, Kinetik’s Chief Executive Officer and President. “We reported full year 2022 Pro Forma Adjusted EBITDA2,3,4 of $822.2 million, meeting the revised guidance we provided in August (and exceeding the top end of the initial guidance we issued at the start of the year), despite lower commodity prices in the second half of 2022, and the impact of December’s Winter Storm Elliott. At the same time, our full year 2022 Capital Expenditures5 were $284.0 million, near the bottom of our $280 million to $300 million revised guidance.

Throughout the year, we executed upon a number of strategic goals and priorities, while successfully mostly completing our merger integration, outperforming our synergy targets, and operating safely and reliably. We made great strides towards our capital structure goals by fully redeeming the Series A Preferred Units and completing our comprehensive refinancing. Our commercial team did an excellent job executing multiple new agreements, which along with organic growth from existing customers will contribute to an estimated 15% increase in fee-based, sustainable Gross Profit in 2023 and sets us up for continued

growth in 2024 and beyond. Furthermore, we extended our intrabasin natural gas liquids system, initiated a 120 MMcf/d expansion at the Diamond Cryo processing complex, and reached final investment decisions on both the Permian Highway Pipeline (“PHP”) expansion and Delaware Link (“D Link”) natural gas pipeline projects. We expect to complete the expansion of Diamond Cryo in April and to place into service D Link and the PHP expansion in the fourth quarter of this year.”

2023 Guidance and Outlook

Kinetik estimates full year 2023 Adjusted EBITDA2,6 between $800 million and $860 million. The midpoint of the 2023 Guidance implies an approximately 15% increase in processed gas volumes year-over-year. Based on growth throughout the year within the Midstream Logistics segment and the expected in-service of the D Link and PHP Expansion projects in the fourth quarter of 2023, Kinetik expects to exit 2023 with approximately $900 million of annualized Adjusted EBITDA2,6. Looking forward into 2024, Kinetik expects a structural improvement in the composition of its cash flow, with an increased contribution from the Pipeline Transportation segment and MVC fee-based cash flows in the Midstream Logistics segment.

To that end, the Company is announcing a new, highly strategic project that expands its natural gas system footprint across the stateline into Lea County, New Mexico. This project is supported by a long-term, MVC-backed gathering and processing agreement. The Company expects to place this into service in the first quarter of 2024.

Welch continued, “The underlying business continues to outperform in terms of volumes and operational performance, with an increasing share of fee-based cash flow. Our 2023 Guidance assumes commodity prices for 2023 of approximately $76 per barrel for WTI, $2.07 per MMBtu for natural gas, and $0.69 per gallon for natural gas liquids, all lower year-over-year. As a result, our 2023 Guidance does not include the $70 million of commodity price benefits that we realized in 2022. Our 2023 residue gas price exposure has been reduced materially and shifted to ethane as a result of our operational hedges. We expect materially higher Adjusted EBITDA and lower Capital Expenditures in 2024 as a result of the 2023 capital projects, most of which come into service in late 2023 and early 2024.”
The Company estimates 2023 Capital Expenditures to be between $490 million and $540 million, which includes between $235 million and $265 million of Midstream Logistics capital and between $255 million and $275 million of Pipeline Transportation capital. This is consistent with previously communicated 2023 capital expectations, after adjusting for the new Lea County, New Mexico expansion project, and should be contrasted with an expected Capital Expenditure program of less than $150 million in 2024.
The Midstream Logistics Capital Expenditures primarily relate to the build-out of over 20 miles of new, large diameter, high-pressure pipeline north from the existing Kinetik gathering system into Lea County, New Mexico and gathering and compression projects for existing customers’ new wells connected to the system. Midstream Logistics capital also includes $45 million of remaining integration capital (front-end amine treating and compression relocation) and $20 million of maintenance capital.
D Link and the PHP Expansion, which constitute all of the Pipeline Transportation capital expenditures, represent approximately 55% of the total estimated 2023 Capital Expenditures at the midpoint.

Welch added, “In 2023, we continue our focus on financial and capital allocation priorities. In light of our elevated 2023 capital program, compared to our normalized level in 2024 and beyond, we will continue our current DRIP level and expect to maintain our quarterly dividend at $0.75 per share this year. Apache, Blackstone, I Squared, and Management (collectively, the “Core Shareholders”) have agreed to reinvest 100% of their 2023 dividends7, which will help fund our capital program while also working towards our long-term 3.5x Leverage Target2,8.

Additionally, our Board has authorized a $100 million share repurchase program. Shares acquired under the Repurchase Program are expected to be reissued under the DRIP and could represent over 25% of the stock expected to be issued to the Core Shareholders under the 2023 DRIP. The Repurchase Program is effective immediately and will allow us to reduce dilution and potentially acquire shares at levels that we believe do not reflect the fundamental earnings power of the Company in 2024 and thereafter. Repurchases will be opportunistic and made at Management’s discretion from time-to-time throughout the year, in accordance with applicable securities laws on the open market, a trading plan, or through privately negotiated transactions.”
Core Shareholder Commentary
David Foley, Senior Managing Director and Global Head of Blackstone Energy Partners, stated, “In its first year, Kinetik has done a tremendous job executing across all aspects of the business with a focus on strengthening the balance sheet and expanding its asset base. While we are cognizant of the expiration of the Core Shareholder share lock-up, we continue to believe in the Company’s significant built-in growth potential through 2024. We are excited to continue our long-standing investment in Kinetik, and we look forward to the Company’s continued success as it lays the foundation for a very bright future.”

Ronald Schweizer, Chief Operating Officer - Americas of I Squared Capital, added, “It is our view that the strategic initiatives announced by Kinetik today and over the last twelve months continue to create a solid foundation for the Company. Our commitment to reinvest our dividends for 2023 allows Kinetik to spend the balance of capital executing upon these attractive initiatives, which we expect to result in commensurate Adjusted EBITDA growth in 2024.”
Ben Rodgers, Senior Vice President, Treasurer and Midstream & Marketing of APA Corporation, added, “Kinetik has a unique asset base that serves as a solid foundation for growth, and we are optimistic about the Company’s future prospects. We currently have no sales of KNTK shares in our plan for 2023.”

Financial
a.Achieved quarterly net income1 of $48.5 million and Pro Forma Adjusted EBITDA2,3,4 of $211.1 million.
b.Achieved annual net income1 of $250.7 million and Pro Forma Adjusted EBITDA2,3,4 of $822.2 million.
c.Reported full year 2022 Capital Expenditures5 of $284.0 million, within the Company’s revised guidance range provided in August and for the fourth quarter 2022 reported Capital Expenditures5 of $68.3 million.
d.Exited the fourth quarter with a Leverage Ratio2,3,4,8 of 4.0x and remain committed to achieving Leverage Target2,8 of 3.5x and investment grade credit ratings.
e.Reduced Kinetik’s floating interest rate exposure as a percentage of total current debt outstanding to less than 15% through April 2023 and approximately 40% thereafter.
f.Core Shareholders to reinvest 100% of their 2023 dividends7 under the DRIP.
g.Immediately implementing Board authorized Repurchase Program of up to $100 million of Kinetik’s outstanding Class A Common Stock.
h.Granting 2022 performance bonuses to Executive Officers in Kinetik Class A Common Stock rather than cash. Management requested this change in the short-term incentive plan because of the attractive over 10% current dividend yield9 and Management’s belief that the stock is undervalued.
i.Board approved hedging program in place, de-risking 2023 and 2024 commodity exposure.
Selected Key 2022 Metrics:

	Three months ended December 31,	Twelve Months Ended December 31,
	2022	2022

	(In thousands, except ratios)
Net income including non-controlling interest[10]	$48,462	$250,721
Pro Forma Adjusted EBITDA[2,3,4]	$211,110	$822,215
Pro Forma DCF[2,3,4]	$142,227	$616,194
Pro Forma Dividend Coverage Ratio[2,3,4,11]	1.4x	1.5x
Pro Forma FCF[2,3,4]	$91,736	$371,766
Leverage Ratio[2,3,4,8]		4.0x

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

	(In thousands)
Net Debt[2,12]	$3,388,606	$3,463,272	$2,994,681	$2,966,103

Strategic
a.Executed a new, long-term gathering and processing agreement with large cap, investment grade counterparty expanding Kinetik’s system footprint into Lea County, New Mexico. Kinetik will construct a large diameter, rich gas pipeline network from the stateline into the heart of Lea County, New Mexico. Volumes will be gathered on Kinetik’s super-system and processed at Kinetik’s existing processing complexes with over 2 Bcf/d of processing capacity. The project is expected in-service in the first quarter of 2024.
b.Progress continues on schedule for the PHP expansion of 550 MMcf/d of incremental capacity, increasing natural gas deliveries from the Permian to the U.S. Gulf Coast markets. The expansion is expected to be in-service by November 1, 2023, and Kinetik’s PHP ownership will increase to over 55% after the in-service date.
c.Constructing D Link, Kinetik’s owned and operated 30” intrabasin residue gas pipeline to Waha, with an initial throughput capacity of 1 Bcf/d. The project is planned for an in-service date concurrent with the PHP expansion.
Operational
a.Procured long-lead equipment for the Diamond Cryo processing complex expansion. The expansion will add an incremental 120 MMcf/d of incremental processing capacity and is estimated to be in-service in April 2023.
b.Realized over $30 million of Adjusted EBITDA2 synergies in 2022, exceeding the initial 2022 Adjusted EBITDA2 synergy target of $25 million. The Company expects to capture $50 million of Adjusted EBITDA2 synergies in 2023 through additional compressor relocation projects, further system optimization, and installation of treating equipment at processing complexes.
Sustainability Update
Kinetik continues to make substantial progress towards meeting its sustainability performance targets and environmental, social and governance (“ESG”) related goals and will continue to ambitiously embed ESG criteria in its business strategy.
a.Kinetik became the first and only midstream company to link one hundred percent of its debt capital structure to sustainability-related objectives.
b.The Company’s 2022 compensation program was designed to tie 20% of all salaried employees’ at-risk pay, including executives, to specific ESG and safety related goals. The Company plans for a similar approach in 2023.
c.In 2022, Kinetik expanded the list of organizations with whom it partners by joining the Permian Strategic Partnership (“PSP”) as a serving Board member. PSP is a coalition of twenty leading Permian Basin energy companies who work in partnership with leaders across the region’s communities to implement targeted solutions to the region’s most critical needs, including public education, infrastructure, and healthcare.
For 2023, Kinetik has identified several strategies to progress its greenhouse gas and methane emission-related reduction goals through the application of technologies, best practices, increased training, and greater partnerships with key suppliers into emissions reduction. The Company is continuing to progress its social goals through increased community investment and the advancement of its diversity, equity, and inclusion ambitions.
Additional context on Kinetik’s sustainability strategy, targets, and results for fiscal year 2022 will be detailed in its 2022 ESG Report, expected to be published mid-year.
Upcoming Tour Dates
Kinetik plans to participate at the following upcoming conferences and events:
a.Morgan Stanley Energy & Power Conference in New York City on March 1st
b.JP Morgan Global High Yield & Leveraged Finance Conference on March 6th

c.Scotia Howard Weil Energy Conference on March 7th
d.Mizuho Energy Summit on March 13th - 14th
e.Wells Fargo Houston Summit on March 29th
Investor Presentation
An updated investor presentation will be available under Events and Presentations in the Investors section of the Company’s website at www.kinetik.com.
Conference Call and Webcast
Kinetik will host its fourth quarter 2022 results conference call on Tuesday, February 28, 2023 at 8:00 am Central Standard Time (9:00 am Eastern Standard Time) to discuss fourth quarter results. To access a live webcast of the conference call, please visit the Investor Relations section of Kinetik’s website at www.ir.kinetik.com. A replay of the conference call also will be available on the website following the call.
About Kinetik Holdings Inc.
Kinetik is a fully integrated, pure-play, Permian-to-Gulf Coast midstream C-corporation operating in the Delaware Basin. Kinetik is headquartered in Midland, Texas and has a significant presence in Houston, Texas. Kinetik provides comprehensive gathering, transportation, compression, processing and treating services for companies that produce natural gas, natural gas liquids, crude oil and water. Kinetik posts announcements, operational updates, investor information and press releases on its website, www.kinetik.com.
Contacts
Kinetik Investors: (713) 487-4832 Maddie Wagner
Website: www.kinetik.com
Forward-looking statements
This news release includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “seeks,” “possible,” “potential,” “predict,” “project,” “prospects,” “guidance,” “outlook,” “should,” “would,” “will,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements include, but are not limited to, statements about the Company’s future plans, expectations, and objectives for the Company’s operations, including statements about strategy, synergies, expansion projects and future operations, and financial guidance; the Company’s share repurchase program and the projected timing, purchase price and number of shares purchased under such program, if at all; projected dividend amounts and the timing thereof; the Company’s leverage and financial profile and its ability to improve its credit ratings; future plans and expectations of the Company’s Core Shareholders. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties which could cause our actual results, performance, and financial condition to differ materially from our expectations. See Part II, Item 1A. Risk Factors in our Quarterly Report on Form 10-Q for the period ended March 31, 2022. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. This news release contains statements from certain Core Shareholders regarding future plans and expectations. These are statements by representatives of such shareholders on behalf of such shareholders, and they are not statements of the Company. The Company takes no responsibility for the accuracy of such statements. We undertake no obligation to publicly update any forward-looking statement, including any forward-looking statements contained in statements made by shareholders, whether as a result of new information, future development, or otherwise, except as may be required by law.

Additional information
Additional information follows, including a reconciliation of Adjusted EBITDA, Pro Forma Adjusted EBITDA, Distributable Cash Flow, Pro Forma Distributable Cash Flow, Pro Forma Dividend Coverage Ratio, Free Cash Flow, Pro Forma Free Cash Flow, and Net Debt (non-GAAP financial measures) to the GAAP measures.
Non-GAAP financial measures
Pro forma information has been prepared for informational purposes only. See “Notes Regarding Presentation of Financial Information” and “Reconciliation of Pro Forma Non-GAAP Measures.”
Kinetik’s financial information includes information prepared in conformity with generally accepted accounting principles (GAAP) as well as non-GAAP financial information. It is management’s intent to provide non-GAAP financial information to enhance understanding of our consolidated financial information as prepared in according with GAAP. Adjusted EBITDA, Pro Forma Adjusted EBITDA, Distributable Cash Flow, Pro Forma Distributable Cash Flow, Free Cash Flow, Pro Forma Free Cash Flow, Pro Forma Dividend Coverage Ratio, Net Debt and Leverage Ratio are non-GAAP measures. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP and reconciliations from these results should be carefully evaluated. See “Reconciliation of GAAP to Non-GAAP Measures” and “Reconciliation of Pro Forma Non-GAAP Financial Measures” elsewhere in this news release.

1. Net income including non-controlling interest.
2. A non-GAAP financial measure. See “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Measures” for further details.
3. Pro forma information has been prepared for informational purposes only. See “Notes Regarding Presentation of Financial Information” and “Reconciliation of Pro Forma Non-GAAP Measures.”
4. Pro Forma Adjusted EBITDA, DCF, Dividend Coverage Ratio, FCF and Leverage Ratio are calculated as if the Transaction occurred on January 1, 2022. See “Notes Regarding Presentation of Financial Information.”
5. Net of contributions in aid of construction.
6. A reconciliation of expected full year or annualized December 2023 Adjusted EBITDA to net income (loss), the closest GAAP financial measure, cannot be provided without unreasonable efforts due to the inherent difficulty in quantifying certain amounts, including share-based compensation expense, which is affected by factors including future personnel needs and the future prices of our Class A Common Stock, which may be significant.
7. Core shareholders to reinvest 100% of dividends from base shares held at closing date of merger.
8. Leverage Ratio is total debt less cash and cash equivalents divided by last twelve months Adjusted EBITDA, calculated in the Company’s credit agreement. The calculation includes Qualified Project EBITDA Adjustments that pertain to the funding of the Permian Highway Pipeline expansion project, Brandywine NGL acquisition, and other qualified growth capital projects at the Midstream Logistics segment.
9. As of February 24th, 2023.
10. Net income (loss) including non-controlling interest for the three and twelve months ended December 31, 2021 was $(5.9) million and $1.5 million, respectively.
11. Pro Forma Dividend Coverage Ratio is Pro Forma DCF divided by total declared dividends.
12. Net Debt is defined as total long-term debt, excluding deferred financing costs, less cash and cash equivalents.

Notes Regarding Presentation of Financial Information

For US GAAP purposes, Kinetik’s financial results reflect BCP Raptor Holdco, LP, Kinetik’s predecessor for accounting purposes (“BCP”), from January 1, 2022 to February 22, 2022 and the combined Company, which includes Altus Midstream LP (“Altus”), from the closing date, February 22, 2022, onwards. The results for Altus are specifically excluded for the period from January 1, 2022 to February 22, 2022. See “Notes Regarding Presentation of Financial Information.”
The following addresses the results of our operations for the three and twelve months ended December 31, 2022, as compared to our results of operations for the three and twelve months ended December 31, 2021. As the Transaction was determined to be a reverse merger, BCP was considered the accounting acquirer and Altus was considered the legal acquirer. Therefore, BCP’s net assets, carrying at historical value, were presented as the predecessor to the Company’s historical financial statements and the comparable period presented herein reflects the results of operations of BCP for the three and twelve months ended December 31,

2021. The results of operations of Altus are reflected within the Company’s Consolidated Financial Statements from February 22, 2022, the closing date, through December 31, 2022.
Unless otherwise noted or the context requires otherwise, references herein to Kinetik Holdings Inc. or “the Company” with respect to time periods prior to February 22, 2022 include BCP and its consolidated subsidiaries and do not include Altus and its consolidated subsidiaries, while references herein to Kinetik Holdings Inc. with respect to time periods from and after February 22, 2022 include Altus and its consolidated subsidiaries.
Pro Forma Adjusted EBITDA is defined as Adjusted EBITDA calculated as if the Altus Midstream Company and BCP Raptor Holdco business combination occurred on January 1, 2022 plus expected cost synergies and adjustments for one-time merger-related items and one-time marketing business. Pro Forma Distributable Cash Flow (Pro Forma DCF) is defined as Pro Forma Adjusted EBITDA, adjusted for the proportionate EBITDA from our equity method investments, cash distributions received from our equity method investments, interest expense, net of amounts capitalized and maintenance capital expenditures. Pro Forma Free Cash Flow (Pro Forma FCF) is defined as Pro Forma DCF less growth capital investments and an adjustment for cash interest expense.

KINETIK HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,(1)		Twelve Months Ended December 31,(1)
	2022	2021	2022	2021

	(In thousands, except per share data)
Operating revenues:
Service revenue	$103,832	$70,195	$393,954	$272,677
Product revenue	187,971	141,264	806,353	385,622
Other revenue	3,690	130	13,183	3,745
Total operating revenues	295,493	211,589	1,213,490	662,044
Operating costs and expenses:
Costs of sales (exclusive of depreciation and amortization shown separately below)	123,321	92,608	541,518	233,619
Operating expenses	36,293	27,319	137,289	90,894
Ad valorem taxes	1,034	2,509	16,970	11,512
General and administrative expenses	22,088	10,668	94,268	28,588
Depreciation and amortization	67,736	73,267	260,345	243,558
Loss (gain) on disposal of assets	9	(35)	12,611	382
Total operating costs and expenses	250,481	206,336	1,063,001	608,553
Operating income	45,012	5,253	150,489	53,491
Other income (expense):
Interest and other income	239	2	489	4,143
Gain on redemption of mandatorily redeemable Preferred Units	—	—	9,580	—
Gain (loss) on debt extinguishment	—	—	(27,975)	4
Gain on embedded derivative	—	—	89,050	—
Interest expense	(56,667)	(28,907)	(149,252)	(117,365)
Equity in earnings of unconsolidated affiliates	60,250	18,382	180,956	63,074
Total other income (expense), net	3,822	(10,523)	102,848	(50,144)
Income before income taxes	48,834	(5,270)	253,337	3,347
Income tax expense	372	658	2,616	1,865
Net income (loss) including non-controlling interest	48,462	(5,928)	250,721	1,482
Net income attributable to Preferred Unit limited partners	—	—	115,203	—
Net Income (loss) attributable to common shareholders	48,462	(5,928)	135,518	1,482
Net income (loss) attributable to Common Unit limited partners	32,966	(5,928)	94,783	1,482
Net income attributable to Class A Common Shareholders	$15,496	$—	$40,735	$—

Net income attributable to Class A Common Shareholders, per share
Basic	$0.26	$—	$1.48	$—
Diluted	$0.25	$—	$1.48	$—
Weighted average shares(2)
Basic	44,403	—	41,326	—
Diluted	44,448	—	41,361	—
(1) The results of the legacy Altus business are not included in the Company’s consolidated financials prior to February 22, 2022. Refer to Note 1 – Description of Business and Basis of Presentation in the Notes to the Consolidated Financial Statements of the Company’s Form 10-K to be filed subsequent to this earnings release for further information.
(2) Share amounts have been retrospectively restated to reflect the Company’s two-for-one stock split, which was effected on June 8, 2022. Refer to Note 11 – Equity and Warrants in the Notes to the Consolidated Financial Statements of the Company’s Form 10-K to be filed subsequent to this earnings release for further information.

KINETIK HOLDINGS INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES

	Three Months Ended December 31,(1)		Twelve Months Ended December 31,(1)
	2022	2021	2022	2021

Net Income Including Non-controlling Interests to Adjusted EBITDA	(In thousands)
Net income (loss) including non-controlling interests (GAAP)	$48,462	$(5,928)	$250,721	$1,482
Add back:
Interest expense	56,667	28,907	149,252	117,365
Income tax expense	372	658	2,616	1,865
Depreciation and amortization	67,736	73,267	260,345	243,558
Amortization of contract costs	463	(23)	1,807	1,792
Proportionate EBITDA from unconsolidated affiliates	78,388	23,916	268,826	83,593
Share-based compensation	11,814	—	42,780	—
Loss (gain) on disposal of assets	9	(35)	12,611	382
Loss (gain) on debt extinguishment	—	—	27,975	(4)
Derivative loss due to Winter Storm Uri	—	—	—	13,456
Integration Costs	2,197	—	12,208	—
Acquisition transaction Costs	—	5,730	6,412	5,730
Other one-time cost or amortization	5,385		16,355	2,856
Producer Settlement	—	—	—	6,827
Deduct:
Interest and other income	—	—	—	115
Warrant valuation adjustment	133	—	133	—
Gain on redemption of mandatorily redeemable Preferred Units	—	—	9,580	—
Gain on embedded derivative	—	—	89,050	—
Equity income from unconsolidated affiliates	60,250	18,382	180,956	63,074
Adjusted EBITDA(2) (non-GAAP)	$211,110	$108,110	$772,189	$415,713

Distributable Cash Flow (3)
Adjusted EBITDA (non-GAAP)	$211,110	$108,956	$772,189	$415,713
Proportionate EBITDA from unconsolidated affiliates	(78,388)	(23,916)	(268,826)	(83,593)
Cash distributions received from unconsolidated affiliates	70,978	21,318	256,764	68,335
Interest expense	(56,667)	(28,907)	(149,252)	(117,365)
Maintenance capital expenditures	(4,806)	(946)	(12,298)	(5,225)
Distributions paid to preferred unit limited partners	—	—	(8,787)	—
Distributable cash flow (non-GAAP)	$142,227	$76,505	$589,790	$277,865

Free Cash Flow (4)
Distributable cash flow (non-GAAP)	$142,227	$76,505	$589,790	$277,865
Cash interest adjustment	12,989	2,036	28,982	8,973
Growth capital expenditures	(42,963)	(17,424)	(209,281)	(77,487)
Investments in unconsolidated affiliates	(21,972)	—	(78,171)	(20,522)
Contributions in aid of construction	1,455	385	15,799	6,372
Free cash flow (non-GAAP)	$91,736	$61,502	$347,119	$195,201

KINETIK HOLDINGS INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Continued)

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Net Debt(5)	(In thousands)
Current portion of long-term debt, net	$—	$—	$—	$54,324
Long-term debt, net	3,368,510	3,447,513	2,971,270	2,894,025
Plus: Deferred financing costs	26,490	27,487	28,730	35,400
Total long-term debt	3,395,000	3,475,000	3,000,000	2,983,749
Less: Cash and cash equivalents	6,394	11,728	5,319	17,646
Net debt (non-GAAP)	$3,388,606	$3,463,272	$2,994,681	$2,966,103

(1) The results of the legacy Altus business are not included in the Company’s consolidated financials prior to February 22, 2022.
(2) Adjusted EBITDA is defined as net income including non-controlling interests adjusted for interest, taxes, depreciation and amortization, impairment charges, the proportionate EBITDA from unconsolidated affiliates, equity in earnings from unconsolidated affiliates, stock-based compensation expense, extraordinary losses and other unusual or non-recurring charges. Adjusted EBITDA provides a basis for comparison of our business operations between current, past and future periods by excluding items that we do not believe are indicative of our core operating performance. Adjusted EBITDA should not be considered as an alternative to the GAAP measure of net income including non-controlling interests or any other measure of financial performance presented in accordance with GAAP.
(3) Distributable Cash Flow is defined as Adjusted EBITDA, adjusted for the proportionate EBITDA from unconsolidated affiliates, cash distributions received from unconsolidated affiliates, interest expense, net of amounts capitalized, distributions to preferred unitholders and maintenance capital expenditures. Distributable Cash Flow should not be considered as an alternative to the GAAP measure of net income including non-controlling interests or any other measure of financial performance presented in accordance with GAAP. We believe that Distributable Cash Flow is a useful measure to compare cash generation performance from period to period and to compare the cash generation performance for specific periods to the amount of cash dividends we make.
(4) Free Cash Flow is defined as Distributable Cash Flow adjusted for growth capital expenditures, investments in unconsolidated affiliates, cash interest and contributions in aid of construction. Free Cash flow should not be considered as an alternative to the GAAP measure of net income including non-controlling interests or any other measure of financial performance presented in accordance with GAAP. We believe that Free Cash Flow is a useful performance measure to compare cash generation performance from period to period and to compare the cash generation performance for specific periods to the amount of cash dividends that we make.
(5) Net Debt is defined as total long-term debt, excluding deferred financing costs, less cash and cash equivalents. Net Debt illustrates our total debt position less cash on hand that could be utilized to pay down debt at the balance sheet date. Net Debt should not be considered as an alternative to the GAAP measure of total long-term debt, or any other measure of financial performance presented in accordance with GAAP.

KINETIK HOLDINGS INC.
RECONCILIATION OF PRO FORMA NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31, 2022	Twelve Months Ended December 31, 2022

Reconciliation of Adjusted EBITDA to Pro Forma Adjusted EBITDA	(In thousands)
Adjusted EBITDA (non-GAAP)	$211,110	$772,189
Altus EBITDA Jan 1 - Feb 22	—	42,632
Operational & general and administrative synergies	—	3,029
Ad valorem synergies	—	1,307
Non-cash amortizations	—	1,491
One-time marketing loss	—	1,567
Pro forma adjusted EBITDA (non-GAAP)	$211,110	$822,215

Pro Forma Distributable Cash Flow
Pro forma adjusted EBITDA (non-GAAP)	$211,110	$822,215
Proportionate EBITDA from unconsolidated affiliates	(78,388)	(297,752)
Cash distributions received from unconsolidated affiliates	70,978	275,097
Interest expense	(56,667)	(150,719)
Maintenance capital expenditures	(4,806)	(12,298)
Distributions paid to preferred unit limited partners	—	(20,349)
Pro forma distributable cash flow (non-GAAP)	$142,227	$616,194

Pro Forma Free Cash Flow
Pro Forma Distributable Cash Flow (non-GAAP)	$142,227	$616,194
Cash interest adjustment	12,989	27,225
Growth capital expenditures	(42,963)	(209,281)
Investments in unconsolidated affiliates	(21,972)	(78,171)
Contributions in aid of construction	1,455	15,799
Pro forma free cash flow (non-GAAP)	$91,736	$371,766